Exhibit 23.2

[Letterhead of Maples and Calder]

Ctrip.com International, Ltd

3F, Building 63-64

No. 421 Hong Cao Road

Shanghai 200233

People’s Republic of China

December 13, 2004

Dear Sirs:

We hereby consent to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and “Taxation” in the prospectus included in the Registration Statement of Ctrip.com International, Ltd. on Form F-2 filed with the Securities and Exchange Commission on the date hereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ MAPLES and CALDER